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                                                                     EXHIBIT 15

             FORM OF AMENDMENT TO THE PURITAN-BENNETT CORPORATION
                    DIRECTORS POST-RETIREMENT INCOME PLAN

         THIS AMENDMENT to the Puritan-Bennett Corporation Directors Post-Retirement Income Plan (the "Plan") is made by the Puritan-Bennett Corporation (the "Corporation"), effective as of the ____ day of ___________, 1994.

         WHEREAS, subject to certain restrictions, the Corporation reserved the right to amend the Plan by action of the Board of Directors at any time and from time to time; and

         WHEREAS, the Corporation now desires to amend the Plan as of the date first written above by resolution of the Board of Directors.

         NOW, THEREFORE, the Plan is amended by the addition of new Section 5.4, which shall read as follows:

         5.4 Trust. The Corporation has established a trust fund pursuant to an agreement with Wachovia Bank of North Carolina, N.A., as trustee (the "Trustee"), dated _________________, 1994 (the "Trust
         Agreement"). Any payments to a Director from such trust fund shall, to the extent thereof, discharge the Corporation's obligations pursuant to the Plan.